Exhibit 99.1

Coach Reports Second Quarter Earnings of $1.18, Up 18% on a 15% Sales Increase

NEW YORK--(BUSINESS WIRE)--January 24, 2012--Coach, Inc. (NYSE: COH, SEHK: 6388), a leading marketer of modern classic American accessories, today announced sales of $1.45 billion for its second fiscal quarter ended December 31, 2011, compared with $1.26 billion reported in the same period of the prior year, an increase of 15%. Net income for the quarter totaled $347 million, with earnings per diluted share of $1.18. This compared to net income of $303 million and earnings per diluted share of $1.00 in the prior year’s second quarter, increases of 15% and 18%, respectively.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We’re very pleased with the strong sales and earnings growth we achieved once again this holiday quarter. Our performance reflected the strength of our franchise, our broad and diversified product platform and our multichannel, international distribution model.”

For the second fiscal quarter, operating income on a non-GAAP basis totaled $521 million, up 15% from the $453 million reported in the comparable year ago period, while the operating margin was 36.0% versus 35.9% reported in the prior year. During the quarter, gross profit increased 14% to $1.05 billion from $915 million a year ago. Gross margin remained strong on a year-over-year basis at 72.2% compared to 72.4% in the prior year. SG&A expenses as a percentage of net sales on a non-GAAP basis improved to 36.2%, compared to the 36.5% reported in the year-ago quarter. On a GAAP basis, operating income for the quarter was $501 million with a 34.6% margin and the SG&A expense ratio was 37.6%.

During the second quarter, the company recorded certain items. They included the one-time effect of a revaluation of deferred tax balances due to a change in Japan’s corporate tax laws and the favorable completion of a multi-year pricing agreement with Japan. Taken together, they yielded a substantially lower tax rate of 30.4% for the quarter, which decreased Coach’s provision for taxes by $12 million. As a result, the company made a contribution of $20 million to the Coach Foundation, impacting SG&A expenses by that amount, and precisely offsetting the effect of the one-time tax benefits to net income and earnings per share.

The company also announced that during the second fiscal quarter, it repurchased and retired nearly 4.8 million shares of its common stock at an average cost of $62.48, spending a total of $300 million. At the end of the period, approximately $600 million remained under the company’s current repurchase authorization.

For the six months ended December 31, 2011, net sales were $2.50 billion, up 15% from the $2.18 billion reported in the first six months of fiscal 2011. Net income totaled $562 million, up 14% from the $492 million reported a year ago, while earnings per share rose 17% to $1.90 from $1.62.

Second fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

  Direct-to-consumer sales, which now include our Singapore business, increased 17% to $1.28 billion from $1.10 billion last year. North American comparable store sales for the quarter rose 8.8%. In Japan, sales were even on a constant-currency basis, while dollar sales rose 6% driven by a stronger yen. China sales remained robust, as POS sales continued to comp at a double-digit rate.
  Indirect sales were even with prior year on a comparable basis, at $166 million in the second quarter, impacted by the timing of international shipments. International sales at POS were strong for the quarter while sales in U.S. department stores were even with last year’s holiday.

During the second quarter of fiscal 2012, in North America, the company opened five retail stores and five factory stores including two Men’s retail stores and one Men’s factory store. This brought the total to 350 retail stores and 157 factory stores as of December 31, 2011. In Japan, Coach opened six locations taking the total to 184 at the end of the quarter. In China, nine new locations were opened during the quarter including a flagship in Hong Kong on Nathan Road and eight locations on the Mainland, bringing the total to 80.

Mr. Frankfort continued, “We were especially pleased with our ongoing strength in North America during the holiday season, as total revenues rose 15%. This growth indicates that we are continuing to increase our share of an expanding U.S. accessories market. In our direct-to-consumer businesses, all channels benefited from our innovative digital media strategy, spanning our own websites, mobile platform and social media, which enabled customers to purchase wherever they preferred to engage with our brand."

“Internationally, our directly-operated businesses are also growing nicely, as China continues to post excellent gains and remains on track to generate at least $300 million in sales this year. Just after the quarter, and consistent with our strategy of directly operating select Asian markets, we took control of our domestic retail business in Taiwan. As previously discussed, we will be acquiring our Malaysian retail business in July.”

“We’re also excited about the results we’re achieving in our Men’s business, which is on track to double in FY12, to over $400 million globally. Coach Men’s has been successful across all concepts and store types and in all geographies and channels. Our strong performance underscores the opportunity to both expand our distribution through new locations and to drive productivity by broadening the offering of compelling Men’s product in existing real estate.”

“Our strong results this quarter reflect the strength of the Coach proposition and the continued relevance of the category. Given the strength of our business, we remain confident in our ability to continue to drive sales and earnings at a double-digit pace over our planning horizon,” Mr. Frankfort concluded.

Coach will host a conference call to review second fiscal quarter results at 8:30 a.m. (ET) today, January 24, 2012. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "on track," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended December 31, 2011 and January 1, 2011
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011

Net sales	$1,448,649	$1,264,457	$2,499,008	$2,176,126

Cost of sales	403,438	349,281	689,144	584,779

Gross profit	1,045,211	915,176	1,809,864	1,591,347

Selling, general and administrative expenses	544,310	461,841	986,997	852,352

Operating income	500,901	453,335	822,867	738,995

Interest income, net	(16)	230	98	478

Other expense	(1,755)	(1,124)	(3,231)	(1,934)

Income before provision for income taxes	499,130	452,441	819,734	737,539

Provision for income taxes	151,635	149,013	257,256	245,235

Net income	$347,495	$303,428	$562,478	$492,304

Net income per share

Basic	$1.20	$1.02	$1.94	$1.66

Diluted	$1.18	$1.00	$1.90	$1.62

Shares used in computing net income per share

Basic	289,812	297,214	289,578	296,913

Diluted	295,509	304,655	295,572	303,106
COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended December 31, 2011 and January 1, 2011
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	December 31, 2011				January 1, 2011
	GAAP Basis	Tax	Charitable	Non-GAAP Basis	GAAP Basis
	(As Reported)	Adjustment	Contribution	(Excluding Items)	(As Reported)

Selling, general and administrative expenses	$544,310	$-	$20,270	$524,040	$461,841

Operating income	$500,901	$-	$(20,270)	$521,171	$453,335

Income before provision for income taxes	$499,130	$-	$(20,270)	$519,400	$452,441

Provision for income taxes	$151,635	$(12,365)	$(7,905)	$171,905	$149,013

Net income	$347,495	$12,365	$(12,365)	$347,495	$303,428

Diluted Net income per share	$1.18	$0.04	$(0.04)	$1.18	$1.00
COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Six Months Ended December 31, 2011 and January 1, 2011
(in thousands, except per share data)
(unaudited)

	SIX MONTHS ENDED
	December 31, 2011				January 1, 2011
	GAAP Basis	Tax	Charitable	Non-GAAP Basis	GAAP Basis
	(As Reported)	Adjustment	Contribution	(Excluding Items)	(As Reported)

Selling, general and administrative expenses	$986,997	$-	$20,270	$966,727	$852,352

Operating income	$822,867	$-	$(20,270)	$843,137	$738,995

Income before provision for income taxes	$819,734	$-	$(20,270)	$840,004	$737,539

Provision for income taxes	$257,256	$(12,365)	$(7,905)	$277,526	$245,235

Net income	$562,478	$12,365	$(12,365)	$562,478	$492,304

Diluted Net income per share	$1.90	$0.04	$(0.04)	$1.90	$1.62
COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 31, 2011, July 2, 2011 and January 1, 2011
(in thousands)
(unaudited)

	December 31,	July 2,	January 1,
	2011	2011	2011
ASSETS

Cash, cash equivalents and short term investments	$1,085,595	$702,038	$939,832
Receivables	212,041	142,898	180,583
Inventories	429,031	421,831	367,410
Other current assets	169,339	185,621	134,799

Total current assets	1,896,006	1,452,388	1,622,624

Property and equipment, net	595,829	582,348	541,471
Other noncurrent assets	609,050	600,380	630,576

Total assets	$3,100,885	$2,635,116	$2,794,671

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$136,731	$118,612	$103,876
Accrued liabilities	673,461	473,610	461,489
Revolving credit facilities	-	-	27,119
Current portion of long-term debt	804	795	790

Total current liabilities	810,996	593,017	593,274

Long-term debt	23,165	23,360	23,550
Other liabilities	397,998	406,170	439,389

Stockholders' equity	1,868,726	1,612,569	1,738,458

Total liabilities and stockholders' equity	$3,100,885	$2,635,116	$2,794,671

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications